UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 2 to Current Report)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2008
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-32859	11-3626383
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 339-8900
Not applicable.

(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Amendment No. 2 to the Current Report on Form 8-K of Franklin Bank Corp. (“Franklin”) filed May 20, 2008 (the “Form 8-K”) supplements Item 5.02 of the Form 8-K to include a discussion of certain compensation arrangements related to Anthony J. Nocella’s plans to accelerate his retirement, which arrangements had not been finalized at the time of filing the Form 8-K.
Section 5 — Corporate Governance and Management
     Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On July 31, 2008, Franklin and its wholly-owned subsidiary, Franklin Bank, S.S.B. (the “Bank”), entered into a Retirement Agreement with Mr. Nocella. The Retirement Agreement confirms Mr. Nocella’s resignation and retirement from his employment with and services as a director of the Bank, and from all positions with Franklin other than as a member of the Board of Directors of Franklin, effective as of July 31, 2008 (the “Effective Date”).
     In accordance with Mr. Nocella’s employment letter dated December 23, 2003, the Retirement Agreement provides that Mr. Nocella will receive a severance payment in an amount equal to his base salary of $434,700 for the year ended December 31, 2008, which amount will be paid in equal installments over a period of 12 months beginning six months after the Effective Date. The Retirement Agreement also provides that Mr. Nocella will receive a payment for accrued and unused vacation through the Effective Date and will be entitled to reimbursement of reasonable attorney’s fees associated with negotiation of the Retirement Agreement. Mr. Nocella will also be reimbursed for the premiums paid by him and all amounts paid by him related to deductibles, co-payment limits or applicable out-of-pocket maximums for health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. In accordance with the provisions of Franklin’s incentive compensation plans, Mr. Nocella’s equity incentive awards (stock options and stock awards) that are not already vested will vest as of the Effective Date and remain exercisable for the remainder of their respective terms. Similarly, performance units proportionally vest at retirement in accordance with the terms of the plan, with all other conditions to payout remaining in place. Mr. Nocella will cease to be eligible to participate in or receive any amounts payable under the 2007 Franklin Bank Incentive Plan or any other cash bonus or incentive plan of the Company.
     The Retirement Agreement also confirms that, in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation and the Bank’s Articles of Incorporation, Mr. Nocella is entitled to indemnification and advancement of legal expenses in connection with ongoing legal proceedings in which Mr. Nocella is a party, subject to his undertaking to repay all amounts advanced if it is ultimately determined that he is not entitled to indemnification.
     In the Retirement Agreement, Mr. Nocella agrees, to the extent requested by Franklin, to assist Franklin in negotiating any strategic transaction involving Franklin or the Bank. If Franklin or the Bank enters into a definitive agreement with respect to a recapitalization transaction within 120 days following the Effective Date, Mr. Nocella will receive as consideration for his services in assisting the Company in negotiating such a transaction $20,000 per month for each month (or portion thereof) following the Effective Date that he provides such assistance, not to exceed $80,000. Such amount will be payable in a lump sum six months after completion and funding of such a recapitalization transaction.
     The Retirement Agreement contains confidentiality, non-disparagement, and cooperation provisions, as well as a mutual release of claims. The Retirement Agreement provides for arbitration of claims that may arise under it.
     The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the Retirement Agreement which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 5.02 by reference.
Section 9 — Financial Statements and Exhibits
     Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Retirement Agreement by and among Franklin Bank Corp., Franklin Bank, S.S.B., and Anthony J. Nocella dated July 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: August 6, 2008	By:	/s/ Lewis S. Ranieri
Lewis S. Ranieri
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Retirement Agreement by and among Franklin Bank Corp., Franklin Bank, S.S.B., and Anthony J. Nocella dated July 31, 2008